SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (AMENDMENT NO. 4)


                                  AT ROAD, INC.

                                (Name of Issuer)

                    Common Stock, par value $0.001 per share

                         (Title of Class of Securities)

                                    04648K105
                                 (CUSIP Number)

                                Michael P. Maher
                            c/o U.S. Venture Partners
                               2735 Sand Hill Road
                              Menlo Park, CA 94025
                                 (650) 854-9080

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    COPY TO:

                               Sean Caplice, Esq.
        C/o Gunderson Dettmer Stough Villeneuve Franklin & Hachigan, LLP
                  155 Constitution Drive, Menlo Park, CA 95025
                                 (650) 321-2400

                      December 22, 2004 and January 7, 2005
             (Date of Event Which Requires Filing of This Statement)

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          U.S. Venture Partners V, L.P. ("USVP V")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    0 shares.
       NUMBER OF          ----------------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    0 shares.
          EACH            --------- ------------------------------------------------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      0 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    0 shares.
------------------------- --------- ------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          0
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.0%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          USVP V International, L.P. ("V Int'l")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Cayman Islands
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    0 shares.
        NUMBER OF         --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    0 shares.
          EACH            --------- ------------------------------------------------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      0 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    0 shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          0
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.0%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          USVP V Entrepreneur Partners, L.P. ("EP V")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    0 shares.
       NUMBER OF`         --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    0 shares.
          EACH            --------- ------------------------------------------------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      0 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    0 shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          0
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.0%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          2180 Associates Fund V, L.P. ("2180 V")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    0 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    0 shares.
          EACH            --------- ------------------------------------------------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      0 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    0 shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          0
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.0%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Presidio Management Group V, L.L.C. ("PMG V")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    0 shares
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    0 shares.
          EACH            --------- ------------------------------------------------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      0 shares
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    0 shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          0
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.0%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          00
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          U.S. Venture Partners VII, L.P. ("USVP VII")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    1,833,128  shares,  except that Presidio  Management Group VII, L.L.C.  ("PMG VII"), the general partner of USVP VII, may be deemed to have sole voting  power with  respect to such shares,  and
                                    Federman,  Winston S. Fu ("Fu"), Krausz, David Liddle ("Liddle"),  Phillips, Root and Young, the
       NUMBER OF                    managing  members of PMG VII,  may be deemed to have a shared  voting power with respect to such
         SHARES                     shares.
      BENEFICIALLY        --------- ------------------------------------------------------------------------------------------------
        OWNED BY          (8)       SHARED VOTING POWER
          EACH
       REPORTING                    See response to row 7.
         PERSON           --------- ------------------------------------------------------------------------------------------------
          WITH            (9)       SOLE DISPOSITIVE POWER

                                    1,833,128  shares,  except PMG VII, the general  partner of USVP VII, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Krausz, Liddle,  Phillips, Root and Young,  the managing  members of PMG VII, may be deemed to have a shared  dispositive  power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,833,128
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                           [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.3%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          USVP Entrepreneur Partners VII-A, L.P. ("EP VII-A")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    19,095 shares,  except that PMG VII, the general partner of EP VII-A, may be deemed to have sole voting power with respect to such shares, and Federman, Fu, Krausz, Liddle,  Phillips,  Root and
                                    Young,  the managing  members of PMG VII, may be deemed to have shared voting power with respect to such shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    See response to row 7.
          EACH            --------- ------------------------------------------------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      19,095 shares,  except that PMG VII, the general partner of EP VII-A, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Krausz, Liddle,  Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared  dispositive power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          19,095
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                           [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.0%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          USVP Entrepreneur Partners VII-B, L.P. ("EP VII-B")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    19,095 shares,  except that PMG VII, the general partner of EP VII-B, may be deemed to have sole voting power with respect to such shares, and Federman, Fu, Krausz, Liddle,  Phillips,  Root and
                                    Young,  the managing  members of PMG VII, may be deemed to have shared voting power with respect to such shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    See response to row 7.
          EACH            --------- ------------------------------------------------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      19,095 shares,  except that PMG VII, the general partner of EP VII-B, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Krausz, Liddle,  Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared  dispositive power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          19,095
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                           [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.0%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          2180 Associates Fund VII, L.P. ("2180 VII")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          WC
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    38,191 shares,  except that PMG VII, the general partner of 2180 VII, may be deemed to have sole voting power with respect to such shares, and Federman, Fu, Krausz, Liddle,  Phillips,  Root and
                                    Young,  the managing  members of PMG VII, may be deemed to have shared voting power with respect to such shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    See response to row 7.
          EACH            --------- ------------------------------------------------------------------------------------------------
       REPORTING          (9)       SOLE DISPOSITIVE POWER
         PERSON
          WITH                      38,191 shares,  except that PMG VII, the general partner of 2180 VII, may be deemed to have sole dispositive power with respect to such shares, and Federman, Fu, Krausz, Liddle,  Phillips, Root and Young, the managing members of PMG VII, may be deemed to have shared  dispositive power with respect to such shares.

                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          38,191
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          0.1%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          PN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Presidio Management Group VII, L.L.C. ("PMG VII")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          Delaware
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A,  19,095 are directly  owned by EP VII-B and 38,191 are directly  owned by 2180 VII.
                                    PMG VII is the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed to have sole voting power with respect to such shares, and Federman, Fu, Krausz, Liddle,  Phillips,
                                    Root and SHARES  Young,  the managing  members of PMG VII,  may be deemed to have shared  voting power with respect to such shares.
        NUMBER OF         --------- ------------------------------------------------------------------------------------------------
      BENEFICIALLY        (8)       SHARED VOTING POWER
        OWNED BY
          EACH                      See response to row 7.
       REPORTING          --------- ------------------------------------------------------------------------------------------------
         PERSON           (9)       SOLE DISPOSITIVE POWER
          WITH
                                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A,  19,095 are directly  owned by EP VII-B and 38,191 are directly  owned by 2180 VII.
                                    PMG VII is the general partner of USVP VII, EP VII-A, EP VII-B and 2180 VII and may be deemed to have sole voting power with respect to such shares, and Federman, Fu, Krausz, Liddle,  Phillips,
                                    Root and Young, the managing members of PMG VII, may be deemed to have shared  dispositive power with respect to such shares.

                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    See response to row 9.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,909,509
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.5%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          00
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
1)                        NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Irwin Federman ("Federman")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    234,724 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned
          EACH                      by EP VII-A,  19,095 are directly  owned by EP VII-B and 38,191 are directly  owned by 2180 VII.
       REPORTING                    Federman is a managing  member of both PMG V, the general  partner of USVP V, V Int'l,  EP V and
         PERSON                     2180 V, and PMG VII, the general  partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII, and may
          WITH                      be deemed to have shared voting power with respect to such shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    234,724 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A,  19,095 are directly  owned by EP VII-B and 38,191 are directly  owned by 2180 VII.
                                    Federman is a managing  member of both PMG V, the general  partner of USVP V, V Int'l,  EP V and
                                    2180 V, and PMG VII, the general  partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII, and may
                                    be deemed to have shared dispositive power with respect to such shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          2,144,233
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                          3.9%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Winston S. Fu  ("Fu")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    737 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned
          EACH                      by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII. Fu
       REPORTING                    is a managing  member of PMG VII, the general  partner of USVP VII, EP VII-A,  EP VII-B and 2180
         PERSON                     VII, and may be deemed to have shared voting power with respect to such shares.
          WITH            --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    737 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A, 19,095 are directly owned by EP VII-B and 38,191 are directly owned by 2180 VII. Fu is a managing  member of PMG VII, the general  partner of USVP VII, EP VII-A,  EP VII-B and 2180
                                    VII, and may be deemed to have shared dispositive power with respect to such shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,910,246
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.5%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Steven M. Krausz ("Krausz")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    79,727 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned
          EACH                      by EP VII-A,  19,095 are directly  owned by EP VII-B and 38,191 are directly  owned by 2180 VII.
       REPORTING                    Krausz is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180
         PERSON                     V, and PMG VII,  the general  partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII,  and may be
          WITH                      deemed to have shared voting power with respect to such shares.

                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    23,762 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A,  19,095 are directly  owned by EP VII-B and 38,191 are directly  owned by 2180 VII.
                                    Krausz is a managing member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180
                                    V, and PMG VII,  the  general  partner of USVP VII,  EP VII-A,  EP VII-B and 2180 VII and may be
                                    deemed to have shared dispositive power with respect to such shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,989,236
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                           [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.6%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          David Liddle ("Liddle")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    0 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned
          EACH                      by EP VII-A,  19,095 are directly  owned by EP VII-B and 38,191 are directly  owned by 2180 VII.
       REPORTING                    Liddle is a managing  member of PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and
         PERSON                     2180 VII,  and may be deemed to have shared  voting  power with  respect to such  shares.  Note:
          WITH                      Liddle is married to  Ruthann  Quindlen  who is a managing  director  of  Institutional  Venture
                                    Management VIII, L.L.C.  ("IVM").  IVM also has an ownership  interest in At Road, Inc. Liddle's spouse may be deemed a beneficial owner of the IVM and related  entities'  reported shares,  but
                                    Liddle  disclaims  beneficial  ownership  in the  shares,  except to the extent of any  indirect pecuniary interest therein held by his spouse
                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    0 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A,  19,095 are directly  owned by EP VII-B and 38,191 are directly  owned by 2180 VII.
                                    Liddle is a managing  member of PMG VII, the general partner of USVP VII, EP VII-A, EP VII-B and
                                    2180 VII, and may be deemed to have shared  dispositive  power with respect to such shares.  See
                                    Note in Row 8.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,909,509
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                           [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.5%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Stuart G. Phillips ("Phillips")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    62,038 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned
          EACH                      by EP VII-A,  19,095 are directly  owned by EP VII-B and 38,191 are directly  owned by 2180 VII.
       REPORTING                    Phillips is a managing  member of both PMG V, the general  partner of USVP V, V Int'l,  EP V and
         PERSON                     2180 V, and PMG VII, the general  partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII, and may
          WITH                      be deemed to have shared voting power with respect to such shares.

                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    62,038 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A,  19,095 are directly  owned by EP VII-B and 38,191 are directly  owned by 2180 VII.
                                    Phillips is a managing  member of both PMG V, the general  partner of USVP V, V Int'l,  EP V and
                                    2180 V, and PMG VII, the general  partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII, and may
                                    be deemed to have shared dispositive power with respect to such shares.
------------------------- --------- ------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,971,547
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.6%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Jonathan D. Root ("Root")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          N/A
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    56,400 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned
          EACH                      by EP VII-A,  19,095 are directly  owned by EP VII-B and 38,191 are directly  owned by 2180 VII.
       REPORTING                    Root is a managing  member of both PMG V, the general  partner of USVP V, V Int'l, EP V and 2180
         PERSON                     V, and PMG VII,  the general  partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII,  and may be
          WITH                      deemed to have shared voting power with respect to such shares.

                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    56,400 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A,  19,095 are directly  owned by EP VII-B and 38,191 are directly  owned by 2180 VII.
                                    Root is a managing  member of both PMG V, the general  partner of USVP V, V Int'l, EP V and 2180
                                    V, and PMG VII,  the general  partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII,  and may be
                                    deemed to have shared dispositive power with respect to such shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,965,909
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          3.6%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  04648K105                                            13 D
------------------------- ----------------------------------------------------------------------------------------------------------
(1)                       NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                          Philip M. Young ("Young")
------------------------- ----------------------------------------------------------------------------------------------------------
(2)                       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                            (a) [ ]
                                                                                                                       (b) [X]
------------------------- ----------------------------------------------------------------------------------------------------------
(3)                       SEC USE ONLY

------------------------- ----------------------------------------------------------------------------------------------------------
(4)                       SOURCE OF FUNDS*

                          PF
------------------------- ----------------------------------------------------------------------------------------------------------
(5)                       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEMS 2(d) OR 2(e)                                                                   [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(6)                       CITIZENSHIP OR PLACE OF ORGANIZATION

                          U.S. Citizen
------------------------- ----------------------------------------------------------------------------------------------------------
                          (7)       SOLE VOTING POWER

                                    254,724 shares.
       NUMBER OF          --------- ------------------------------------------------------------------------------------------------
         SHARES           (8)       SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned
          EACH                      by EP VII-A,  19,095 are directly owned by EP VII-B,  and 38,191 are directly owned by 2180 VII.
       REPORTING                    Young is a managing  member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180
         PERSON                     V, and PMG VII,  the general  partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII,  and may be
          WITH                      deemed to have shared voting power with respect to such shares.

                          --------- ------------------------------------------------------------------------------------------------
                          (9)       SOLE DISPOSITIVE POWER

                                    254,724 shares.
                          --------- ------------------------------------------------------------------------------------------------
                          (10)      SHARED DISPOSITIVE POWER

                                    1,909,509  shares,  of which 1,833,128 are directly owned by USVP VII, 19,095 are directly owned by EP VII-A,  19,095 are directly owned by EP VII-B,  and 38,191 are directly owned by 2180 VII.
                                    Young is a managing  member of both PMG V, the general partner of USVP V, V Int'l, EP V and 2180
                                    V, and PMG VII,  the general  partner of USVP VII, EP VII-A,  EP VII-B and 2180 VII,  and may be
                                    deemed to have shared dispositive power with respect to such shares.
------------------------- ----------------------------------------------------------------------------------------------------------
(11)                      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          2,164,233
------------------------- ----------------------------------------------------------------------------------------------------------
(12)                      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                          [   ]

------------------------- ----------------------------------------------------------------------------------------------------------
(13)                      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                          4.0%
------------------------- ----------------------------------------------------------------------------------------------------------
(14)                      TYPE OF REPORTING PERSON*

                          IN
------------------------- ----------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTIONS BEFORE FILLING OUT!

              This Amendment No.4 amends the original Statement on Schedule 13D previously filed by the Reporting Persons, and is filed to primarily reflect the disposition of Common Stock of the Issuer and the change aggregate ownership of the Reporting Persons. Only those items to which there has been a change are included in this Amendment No. 4. This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities.



ITEM 4.       PURPOSE  OF  TRANSACTION.   Certain  Reporting  Persons  that  are
              partnerships   disposed  of  Common  Stock  of  the  Issuer  in  a
              distribution to their respective partners. Depending on the factors discussed herein, the Reporting Persons may, from time to time, acquire additional shares of Common Stock and/or retain and/or sell all or a portion of the shares of the Common Stock of the Issuer held by the Reporting Persons in the open market or in privately negotiated transactions, or may distribute the shares of Common Stock held by the Reporting Persons to their respective partners. Any actions the Reporting Persons might undertake will be dependent upon the Reporting Persons' review of numerous factors, including, among other things, the price levels of the Common Stock; general market and economic conditions; ongoing evaluation of the Company's business, financial condition, operations and prospects; the relative attractiveness of alternative business and investment opportunities; and other future developments.



ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER.

              (a) See Rows 11 and 13 for each Reporting Person.

              (b) See Rows 7, 8, 9, and 10 for each Reporting Person.

ITEM 7.       MATERIALS TO BE FILED AS EXHIBITS.  Exhibit A:  Agreement of Joint
              Filing;   Exhibit   B:   Reference   to   Michael   P.   Maher  as
              Attorney-In-Fact.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January  ____, 2005

U.S. Venture Partners V, L.P.                         /s/ Michael Maher
By Presidio Management Group V, L.L.C.                --------------------------
Its General Partner                                   Signature

                                                      Michael Maher
                                                      Chief Financial Officer/
                                                      Attorney-In-Fact

USVP V International, L.P.                            /s/ Michael Maher
By Presidio Management Group V, L.L.C.                --------------------------
Its General Partner                                   Signature

                                                      Michael Maher
                                                      Chief Financial Officer/
                                                      Attorney-In-Fact

USVP V Entrepreneur Partners, L.P.                    /s/ Michael Maher
By Presidio Management Group V, L.L.C.                --------------------------
Its General Partner                                   Signature

                                                      Michael Maher
                                                      Chief Financial Officer/
                                                      Attorney-In-Fact

2180 Associates Fund V, L.P.                          /s/ Michael Maher
By Presidio Management Group V, L.L.C.                --------------------------
Its General Partner                                   Signature

                                                      Michael Maher
                                                      Chief Financial Officer/
                                                      Attorney-In-Fact

By Presidio Management Group V, L.L.C.                /s/ Michael Maher
A Delaware Limited Liability Company                  --------------------------
                                                      Signature

                                                      Michael Maher
                                                      Chief Financial Officer/
                                                      Attorney-In-Fact

U.S. Venture Partners VII, L.P.                       /s/ Michael Maher
By Presidio Management Group V, L.L.C.                --------------------------
Its General Partner                                   Signature

                                                      Michael Maher
                                                      Chief Financial Officer/
                                                      Attorney-In-Fact

USVP Entrepreneur Partners VII-A                      /s/ Michael Maher
By Presidio Management Group V, L.L.C.                --------------------------
Its General Partner                                   Signature

                                                      Michael Maher
                                                      Chief Financial Officer/
                                                      Attorney-In-Fact

USVP Entrepreneur Partners VII-B                      /s/ Michael Maher
By Presidio Management Group V, L.L.C.                --------------------------
Its General Partner                                   Signature

                                                      Michael Maher
                                                      Chief Financial Officer/
                                                      Attorney-In-Fact

2180 Associates Fund VII, L.P.                        /s/ Michael Maher
By Presidio Management Group V, L.L.C.                --------------------------
Its General Partner                                   Signature

                                                      Michael Maher
                                                      Chief Financial Officer/
                                                      Attorney-In-Fact

Presidio Management Group VII, L.L.C.                 /s/ Michael Maher
A Delaware Limited Liability Company                  --------------------------
                                                      Signature

                                                      Michael Maher
                                                      Chief Financial Officer/
                                                      Attorney-In-Fact

Irwin Federman                                        /s/ Michael Maher
                                                      --------------------------
                                                      Michael Maher
                                                      Attorney-In-Fact

Winston S. Fu                                         /s/ Michael Maher
                                                      --------------------------
                                                      Michael Maher
                                                      Attorney-In-Fact

Steven M. Krausz                                      /s/ Michael Maher
                                                      --------------------------
                                                      Michael Maher
                                                      Attorney-In-Fact

David Liddle                                          /s/ Michael Maher
                                                      --------------------------
                                                      Michael Maher
                                                      Attorney-In-Fact

Stuart G. Phillips                                    /s/ Michael Maher
                                                      --------------------------
                                                      Michael Maher
                                                      Attorney-In-Fact

Jonathan D. Root                                      /s/ Michael Maher
                                                      --------------------------
                                                      Michael Maher
                                                      Attorney-In-Fact

Philip M. Young                                       /s/ Michael Maher
                                                      --------------------------
                                                      Michael Maher
                                                      Attorney-In-Fact

                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                          Numbered Pages
-------                                                         ---------------
Exhibit A: Agreement of Joint Filing                                   23
Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact           24

                                    EXHIBIT A

                            Agreement of Joint Filing

     The Reporting Persons hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of At Road, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

     Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.